Exhibit 99.1

FOR RELEASE TUESDAY, JULY 20, 2021

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM ANNOUNCES SECOND-QUARTER 2021 RESULTS; UPDATES 2021 OUTLOOK

•	Posts record subscriber growth

•	Increases full-year 2021 service revenue growth outlook to between 4% and 5%

MCLEAN, Va. – July 20, 2021 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the second quarter of 2021 and updated its full-year 2021 outlook. Net income was $3.8 million, or $0.03 per diluted share, for the second quarter of 2021, as compared to net loss of $12.4 million, or $0.09 per diluted share, for the second quarter of 2020. This change in net income was primarily the result of growth in total revenue driven by strength in recurring service revenue. Operational EBITDA (“OEBITDA”)(1) for the second quarter was up 11% to $94.8 million, as compared to $85.3 million for the prior-year period, representing an OEBITDA margin(1) of 63%. The change in OEBITDA primarily resulted from strong service revenue.

Iridium reported second-quarter total revenue of $149.9 million, which consisted of $121.3 million of service revenue and $28.6 million of revenue related to equipment sales and engineering and support projects. Total revenue and service revenue both increased 7% versus the comparable period of 2020. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 81% of total revenue for the second quarter of 2021.

The Company ended the quarter with 1,616,000 total billable subscribers, which compares to 1,362,000 for the year-ago period and is up from 1,518,000 for the quarter ended March 31, 2021. Total billable subscribers grew 19% year-over-year, driving growth across all service categories.

“Demand for Iridium’s services have never been better, as close to 100,000 new users joined our network in the second quarter. This revenue growth, especially in IoT and broadband, is indicative of the power of Iridium’s global partner ecosystem who embed us into innovative applications and products,” said Matt Desch, CEO, Iridium. Desch continued, “Iridium delivered strong revenue growth in the second quarter, driven by rebounds in IoT and commercial voice and data, and continued strength in broadband.”

Commenting on its full-year outlook, Desch added, “In light of our strong subscriber growth during the first half of the year, we are raising our full-year outlook for service revenue growth to between 4% and 5%. This upward revision reflects the demand we are seeing across many industries for Iridium® solutions and bodes well for continued growth as we move into the future.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 64% of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•

Commercial service revenue was $95.6 million, up 8% from last year’s comparable period due to an increase in revenue from IoT, broadband and voice and data services, which offset lower hosted payload and other data services.

•

Commercial voice and data subscribers were up 5% from the year-ago period to 365,000 subscribers with the return of seasonal business. Commercial voice and data average revenue per user (“ARPU”) remained at $40 during the second quarter.

•

Commercial IoT data subscribers grew 26% from the year-ago period to 1,085,000 customers, driven by consumer personal communications and tracking devices. Commercial IoT data ARPU was $8.69 in the second quarter, compared to $8.91 in last year’s comparable period. The decrease in ARPU resulted primarily from the effect of the increased proportion of personal communications subscribers using lower ARPU plans. This effect was offset somewhat by increased usage by aviation subscribers given the increase in air traffic from last year’s second quarter.

•

Commercial broadband revenue was up 25% to $10.6 million, compared to $8.5 million in the year-ago period. This rise was primarily attributable to ongoing adoption of Iridium Certus® broadband service. Commercial broadband average revenue per user (“ARPU”) was $289 during the second quarter, compared to $258 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 1,463,000 billable subscribers, which compares to 1,223,000 for the year-ago period and is up from 1,365,000 for the quarter ended March 31, 2021. IoT data subscribers represented 74% of billable commercial subscribers at the end of the quarter, an increase from 71% at the end of the prior-year period.

•

Hosted payload and other data service revenue was $14.4 million in the second quarter compared to $15.4 million in the prior-year period. This change was due primarily to a true-up in the prior year period related to the L3Harris payload.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Under the Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Air Force Space Command signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium® gateway under two other contracts with the U.S. Air Force Space Command. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•	Government service revenue was $25.8 million in the second quarter compared to $25.0 million in the prior-year period, reflecting the first step up in revenue under the Company’s EMSS Contract.

•

Iridium’s government business ended the quarter with 153,000 subscribers, which compares to 139,000 for the year-ago period and was unchanged from the quarter ended March 31, 2021. Government voice and data subscribers increased 7% from the year-ago period to 64,000 as of June 30, 2021. Government IoT data subscribers increased 13% year-over-year to 89,000 and represented 58% of total government subscribers, an increase from 57% at the end of the prior-year period.

Equipment

•	Equipment revenue was $21.8 million during the second quarter, compared to $19.8 million in the prior-year’s quarter.

Engineering & Support

•	Engineering and support revenue was $6.8 million during the second quarter, compared to $7.0 million in the prior-year quarter, primarily due to the episodic nature of contract work.

Capital expenditures were $9.8 million for the second quarter, which includes $0.7 million of capitalized interest. The Company ended the second quarter with gross debt of $1.63 billion and a cash, cash equivalents and marketable securities balance of $219.4 million, for a net debt balance of $1.41 billion.

During the quarter ended June 30, 2021, the Company repurchased 1.7 million shares of its common stock under its previously announced $300 million share repurchase program at a total purchase price of $63.2 million. As of June 30, 2021, $177.6 million remained available and authorized for repurchase under this program.

2021 Outlook

The Company updated its full-year 2021 outlook for total service revenue and currently anticipates:

•	Total service revenue growth of between 4% and 5% for full-year 2021 (previous outlook was for total service revenue growth of approximately 3%). Total service revenue for 2020 was $463.1 million.

•	Full-year 2021 OEBITDA between $365 million and $375 million. OEBITDA for 2020 was $355.6 million.

•	Negligible cash taxes in 2021. Cash taxes are expected to be negligible through approximately 2023.

•	Net leverage of below 3.5 times OEBITDA at the end of 2022, assuming $300.0 million in share repurchases. Net leverage was 3.9 times OEBITDA at December 31, 2020.

(1) Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, share-based compensation expenses and, for periods presented through the first quarter of 2020 only, certain expenses associated with the construction of the Company’s Iridium NEXT satellite constellation, primarily in-orbit insurance. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income (loss), revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income (loss) to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2021 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Loss to Operational EBITDA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net income (loss)	$3,833	$(12,422)	$(1,350)	$(44,124)
Interest expense, net	17,630	22,506	40,399	48,950
Income tax benefit	(9,984)	(4,576)	(18,582)	(17,258)
Depreciation and amortization	75,668	75,662	151,578	151,606
Iridium NEXT expenses, net	—	—	—	150
Share-based compensation	7,634	4,088	12,540	7,795
Loss on extinguishment of debt	—	—	—	30,209

Operational EBITDA	$94,781	$85,258	$184,585	$177,328

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, July 20, 2021. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA and cash taxes for 2021; cash taxes and net leverage over the longer-term, and expected revenues from its EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) on February 11, 2021, and the Company’s Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on July 20, 2021, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended June 30,
	2021	2020
Revenue:
Service revenue
Commercial	$95,571	$88,350
Government	25,750	25,000

Total service revenue	121,321	113,350
Subscriber equipment	21,756	19,815
Engineering and support service	6,842	7,008

Total revenue	149,919	140,173

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	23,391	23,134
Cost of subscriber equipment sales	12,671	12,069
Research and development	2,624	2,380
Selling, general and administrative	23,970	21,100
Depreciation and amortization	75,668	75,662

Total operating expenses	138,324	134,345

Operating income	11,595	5,828

Other expense, net:
Interest expense, net	(17,630)	(22,506)
Other expense, net	(116)	(320)

Total other expense, net	(17,746)	(22,826)

Loss before income taxes	(6,151)	(16,998)
Income tax benefit	9,984	4,576

Net income (loss)	$3,833	$(12,422)

Operational EBITDA	$94,781	$85,258

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Six Months Ended June 30,
	2021	2020
Revenue:
Service revenue
Commercial	$185,973	$179,325
Government	51,500	50,000

Total service revenue	237,473	229,325
Subscriber equipment	45,709	42,078
Engineering and support service	13,272	14,057

Total revenue	296,454	285,460

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	46,598	45,112
Cost of subscriber equipment sales	25,699	24,343
Research and development	5,341	4,824
Selling, general and administrative	46,627	41,925
Depreciation and amortization	151,578	151,606

Total operating expenses	275,843	267,810

Operating income	20,611	17,650

Other expense, net:
Interest expense, net	(40,399)	(48,950)
Loss on extinguishment of debt	—	(30,209)
Other income (expense), net	(144)	127

Total other expense, net	(40,543)	(79,032)

Loss before income taxes	(19,932)	(61,382)
Income tax benefit	18,582	17,258

Net loss	$(1,350)	$(44,124)

Operational EBITDA	$184,585	$177,328

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$43,283	$41,772	4%	$84,707	$84,012	1%
IoT data(2)	27,224	22,626	20%	51,978	46,392	12%
Broadband(3)	10,636	8,519	25%	20,070	17,219	17%
Hosted payload and other data service(4)	14,428	15,433	-7%	29,218	31,702	-8%

Total commercial service revenue	95,571	88,350	8%	185,973	179,325	4%

Government service revenue(5)	25,750	25,000	3%	51,500	50,000	3%

Total service revenue	121,321	113,350	7%	237,473	229,325	4%

Subscriber equipment	21,756	19,815	10%	45,709	42,078	9%

Engineering and support(6)
Commercial	983	1,140	-14%	1,729	2,137	-19%
Government	5,859	5,868	0%	11,543	11,920	-3%

Total engineering and support	6,842	7,008	-2%	13,272	14,057	-6%

Total revenue	$149,919	$140,173	7%	$296,454	$285,460	4%

Operational EBITDA
Operational EBITDA	$94,781	$85,258	11%	$184,585	$177,328	4%

Other
Capital expenditures(7)	$9,812	$9,168		$19,229	$18,655

Net debt(8)	$1,409,402	$1,526,760

Cash, cash equivalents and marketable securities	$219,394	$119,115

Term Loan	$1,628,796	$1,645,875
Deferred financing costs	(22,120)	(25,751)

Term Loan, net	$1,606,676	$1,620,124

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(5)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(7)	Capital expenditures based on cash spent in the respective period.
(8)	Net debt is calculated by taking the sum of the gross Term Loan B and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of June 30,
	2021	2020	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	365	349	5%
IoT data	1,085	863	26%
Broadband (4)	12.6	11.1	14%

Total commercial voice and data, IoT data and Broadband service	1,463	1,223	20%
Government
Voice and data and IoT data service
Voice and data	64	60	7%
IoT data	89	79	13%

Total government voice and data and IoT data service	153	139	10%

Total billable subscribers	1,616	1,362	19%

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	15	(2)	850%	15	(3)	600%
IoT data	82	33	148%	123	61	102%
Broadband	0.6	0.2	200%	0.9	0.3	200%

Total commercial voice and data, IoT data and Broadband service	98	31	213%	139	58	138%

Government
Voice and data and IoT data service
Voice and data	1	1	0%	2	3	-33%
IoT data	(1)	(2)	50%	(1)	1	-200%

Total government voice and data and IoT data service	—	(1)	100%	1	4	-75%

Total net billable subscriber additions	98	30	223%	140	62	125%

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
ARPU (2) (3)
Commercial
Voice and data	$40	$40	0%	$39	$40	-3%
IoT data	$8.69	$8.91	-2%	$8.46	$9.29	-9%
Broadband	$289	$258	12%	$276	$262	5%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.

(4)	Broadband is comprised of Iridium OpenPort® and Iridium Certus.